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                                                              Exhibit 11
                   THE ADVEST GROUP, INC. AND SUBSIDIARIES

                 Computation of Net Income Per Common Share



                                  For the quarters      For the six months
(In thousands, except              ended March 31,        ended March 31,
per share amounts)                     Primary*               Primary*
                                   1994      1993        1994        1993

Income before
  extraordinary credit           $  259    $  965       $2,445     $2,541

    Extraordinary credit             --       499           --        867

    Net income applicable
      to common stock and
      other dilutive
      securities                 $  259    $1,464       $2,445     $3,408

Average number of common
  shares outstanding
  during the period               8,797     9,271        8,899      9,312

Additional shares assuming:
  Exercise of stock options         257       252          264        236

    Average number of common
      and common equivalent
      shares used to calculate
      net income per common
      share                       9,054     9,523        9,163      9,548

Income per common and
  common equivalent share:

    Income before
      extraordinary credit       $  .03    $  .10       $  .27     $  .27
    Extraordinary credit             --       .05           --        .09

    Net income                   $  .03    $  .15       $  .27     $  .36





* For the quarter and six months ended March 31, 1994 and 1993, the primary and fully diluted net income per common share were equal.








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